SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC  20549

                          FORM 8-K

                      CURRENT REPORT
            Pursuant to Section 13 or 15(d) of
            The Securities Exchange Act of 1934

           Date of Report:  May 16, 1996
            (Date of earliest event reported)

                 LIDAK PHARMACEUTICALS
  (Exact name of registrant as specified in its charter)

                        CALIFORNIA
       (State or other jurisdiction of incorporation)

         0-18734                     33-0314804
(Commission File Number)           (IRS Employer
                                 Identification No.)

11077 North Torrey Pines Road, La Jolla, California 92037
    (Address of principal executive offices)     (Zip code)

                     (619) 558-0364
      (Registrants telephone number, including area code)

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Item 5.  OTHER EVENTS

      On May 16, 1996 the Company reported new data regarding pain relief and additional new healing-time data from its Phase 3 U.S./Canadian clinical trials of n-docosanol 10% cream (LIDAKOL(R)) as a topical treatment for recurrent oral herpes. In the clinical trials, a total of 1192 patients were divided among two early-stage studies and one late-stage study. Early-stage treatment was started during the onset of oral herpes episodes before development of a blister. Late-stage treatment was started after blisters and/or ulcers had already appeared.

      The Company reported that the new data suggest that treatment with LIDAKOL or the intended placebo in the two early stage treatment studies shortens the duration of pain symptoms associated with recurrent herpes episodes. In these two studies, respectively, patients experienced complete elimination of pain in 2.6 and 4.0 days compared to 6.0 days when the disease is left untreated, as published in the scientific literature. The Company also reported that the late stage clinical trial demonstrated that late-stage treatment with either LIDAKOL or the intended placebo was ineffective in altering overall healing times in recurrent oral herpes episodes and that data on possible treatment benefits or pain symptoms at these later stages were inconclusive. Finally, the Company reported that it will be necessary for it to conduct additional clinical trials to prove the efficacy of LIDAKOL before it can apply for FDA marketing approval.

     On its Form 8-K filed on March 14, 1996, LIDAK had reported preliminary results from the two early-stage treatment studies regarding overall time-to-healing and frequency of aborted episodes.




                             SIGNATURES


          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                             LIDAK PHARMACEUTICALS

Date:  May 22, 1996        By:/s/Michael H. Lorber
                             ------------------------------
                             Vice President/CFO & Secretary